Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Super Group (SGHC) Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be paid	Equity	Ordinary Shares

	Equity	Preferred Shares

	Debt	Debt Securities

	Other	Warrants

	Other	Rights

	Other	Units

	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$450,000,000 (3)	$.00011020	$49,590

	Total Offering Amounts					$450,000,000		$49,590

	Total Fee Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$49,590

(1)

There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by Super Group (SGHC) Limited (the “Registrant”) from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $450,000,000. The securities registered hereunder may be sold separately or together in combination with any other securities registered hereunder. The amount of securities registered hereunder also includes such indeterminate number of securities of the Registrant as may be issued upon exercise, conversion or exchange of these securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security.

(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.